Exhibit 10.1

Amendment No. 1 to the Amended and Restated ALH Holding Inc. Stock Incentive Plan

THIS AMENDMENT to the Amended and Restated ALH Holding Inc. Stock Incentive Plan (the “Plan”) is effective as of April 22, 2010.

1. Stock Subject to the Plan. Section 5.1 of the Plan is hereby amended to read in its entirety:

5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Options under the Plan may not exceed 200,000 shares. The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of shares held in treasury or authorized but unissued shares not reserved for any other purpose.

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In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and effect.

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